21st  Century  Telesis,  Inc.
EMPLOYMENT  CONTRACT
21st Century Telesis, Inc., a Delaware corporation, hereinafter referred to as the Employer, and James A. La Belle, hereinafter referred to as the Employee, in consideration of the mutual promises made herein, agree as follows.
ARTICLE  1.  TERM  OF  EMPLOYMENT
Specified  Term
1.0.1. The Employer hereby employs Employee and Employee hereby accepts employment with Employer beginning on October 15, 1997, to serve at the pleasure of the board of directors of Employer.

ARTICLE  2.  DUTIES  AND  OBLIGATIONS  OF  EMPLOYEE
Title  and  Description  of  Duties
2.01. Employee shall serve as Chief Operating Officer of Employer and of Employer's affiliate, the 21st Century Telesis Joint Venture. In that capacity, Employee shall do and perform all services, acts, or things necessary or advisable to fulfill the duties of his position. However, Employee shall at all times be subject to the policies established by the Board of Directors of Employer.

Loyal  and  Conscientious  Performance  of  Duties
2.02. Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly by the terms of this agreement.

Devotion  of  Time  to  Employer's  Business
2.03. Employee shall devote such portion of his productive time, ability, and attention to the business of Employer during the term of this contract as shall reasonably be required by the nature of Employer's business.

Competitive  Activities
2.04. During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, controlling stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.


Trade  Secrets
2.05. (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation of Employer and its affiliates, including without limitation, financial, personnel, sales, planning, and other information that is owned by Employer and its affiliates and regularly used in the operation of their businesses and that this information constitutes trade secrets.
(b) Employee agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as his employment may require.
ARTICLE  3.  OBLIGATIONS  OF  EMPLOYER
General  Description
3.01. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

Office  and  Staff
3.02. Employer shall provide Employee with a private office, stenographic help, office equipment and supplies, and other facilities and services suitable to Employee's position and adequate for the performance of his duties. The office premises will be located in Indianapolis, Indiana, or in such other location as the parties shall agree.

Indemnification  of  Losses  of  Employee
3.03. To the extent permitted by Delaware law, Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf.


ARTICLE  4.  COMPENSATION  OF  EMPLOYEE
Annual  Salary
4.01. As compensation for the services to be rendered by Employee hereunder, Employer shall pay Employee an annual salary of $171,600 effective the dates specified in Par. 1.01 above. Such salary will be payable in periodic installments in accordance with Employer's customary practice.

Incentive  Compensation
4.02. (a) Employee will be paid a cash bonus of $25,000 upon completion of the build-out of an operational PCS system in each Basic Trading Area in which Employer or its affiliates possesses licenses to offer PCS service. For these purposes, the build-out of an operational system shall be considered to be complete, and the above mentioned bonus shall be due and owing, when such system produces its first operating revenues from customers.

(b) In addition to the foregoing, for each full fiscal year for which the earnings before income taxes, depreciation and amortization ("EBITDA") of Employer and Employer's affiliates from the operation of PCS systems shall be a positive number, as reflected in the annual audited financial statements of Employer and affiliates, Employee shall receive a cash bonus equal to 0.25% of EBITDA for such year. The bonus will be due and payable 150 days after the close of the fiscal year to which the bonus is attributable.
Fringe  Benefits
4.03. Employee will be entitled to receive medical and dental insurance benefits as part of the insurance plans maintained by Employer. Employee will also be entitled to receive a cash allowance of $500 per month as an automobile allowance.

Stock  Options
4.04. Employer expects in due course to request its stockholders to approve the establishment of a stock option plan pursuant to which shares of Employer's capital stock equal in number to 5-10% of its then issued and outstanding shares will be set aside and authorized for issuance pursuant to options granted to key employees. If such a plan is approved by Employer's stockholders, Employee will be entitled to participate therein at a level commensurate with his position.

Tax  Withholding
4.05. Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.


ARTICLE  5.  BUSINESS  EXPENSES
Business  Expenses
5.01. (a) Employer shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in promoting the business of Employer, including expenditures for entertainment, gifts, and travel.
(b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.
(c) Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction.



ARTICLE  6.  GENERAL  PROVISIONS
Termination
6.01. This agreement may be terminated (a) by Employer, with or without cause, or (b) by the resignation or death of Employee. In any such event,

- Employee (or Employee's estate) will be entitled to receive the salary and fringe benefits called for by Para. 4.01 and Para. 4.03 above, respectively, paid to the effective date of termination;
- The bonus payments mentioned in Para. 4.02 (a) above shall be payable only respecting any BTA' s for which no such bonus has been paid and which first receive operating revenues from customers prior to the effective date of the termination of this agreement;
- The bonus payments mentioned in Para. 4.02 (b) above shall be payable only if the effective date of such termination shall fall on a day less than 150 days after the close of a fiscal year of Employer for which a bonus is payable pursuant to the terms of Para. 4.02 (b), and the bonus for such year shall not have been previously paid.

For purposes of this Article 6, the effective date of the termination of this agreement shall be the date the terminating party gives notice of termination to the other party, or the date of Employee's decease, in the event that this agreement shall be terminated by Employee's death.
Involuntary  Termination  After  Change  in  Control
6.02. (a) Notwithstanding the foregoing, if Employee's employment hereunder shall be terminated involuntarily following a change in control of Employer, Employee, as his sole and exclusive remedy therefor, shall be entitled to receive, within three months following such termination, a termination indemnity in cash as follows:

- If such involuntary termination occurs during the first 12 months next following such change in control, the termination indemnity payable to Employee shall be equal to three times the total compensation paid and payable to Employee under Paragraphs 4.0 1, 4.02 and 4.03 above for the fiscal year of Employer last ended before such termination;
- If such involuntary termination occurs during the 13th through 24th months next following such change in control, the termination indemnity payable to Employee shall be equal to two times the total compensation paid and payable to Employee under Paragraphs 4.0 1, 4.02 and 4.03 above for the fiscal year of Employer last ended before such termination; and
- If such involuntary termination occurs during the 25th through 36th months next following such change in control, the termination indemnity payable to Employee shall be equal to the total compensation paid and payable to Employee under Paragraphs 4.01,4.02 and 4.03 above for the fiscal year of Employer last ended before such termination;
- No cash termination indemnity will be payable to Employee hereunder if his employment is thereafter involuntarily terminated.

(b) For purposes of this Para. 6.02, a change in control shall be deemed to have occurred at the close of the first full business day on which those individuals identified in documentation filed with the Federal Communications Commission as the Control Group of the 21st Century Telesis Joint Venture shall cease to have the collective power to elect a majority of the board of directors of Employer.
(c) For purposes of this Para. 6.02, the involuntary termination of Employee's employment shall be deemed to include Employee's termination of his employment hereunder as a consequence of acts by Employer so radically changing Employee's duties, compensation or working conditions as to amount to a constructive termination at law.
(d) Notwithstanding anything to the contrary in the foregoing, no termination indemnity in any amount will be payable to Employee under the provisions of this Para. 6.02 in the event that his employment shall be terminated by reason of (a) persistent and willful neglect of his duties by Employee; (b) the commission of acts of moral turpitude by Employee; or (c) the commission by Employee of acts tending to bring Employer into public disrepute.

Notices
6.03. Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Jurisdiction,  Attorneys'  Fees  and  Costs
6.04. (a) Any action at law or inequity brought to enforce or interpret the terms of this agreement shall be brought and maintained exclusively in the Superior Court of the State of California for the County of Orange, to the jurisdiction of which the parties hereby consent, waiving all objections to venue and to the exercise by such Court of jurisdiction over their persons.
(b) In any such action, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.
Entire  Agreement
6.05. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding.

Modifications
6.06. Any modifications of this agreement will be effective only if it is in writing signed by the party to be charged.

Effect  of  Waiver
6.07. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Partial  Invalidity
6.08. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law  Governing  Agreement
6.09. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, exclusive of its choice of law provisions.

In witness whereof, and intending to be bound hereby, the parties have hereunto set their seals.
EMPLOYER     EMPLOYEE
21st  Century  Telesis,  Inc.
Philip  J.  Chasmar               James  A.  LaBelle
Dated:  10-13-97                    Dated:  10-14-97

Executive  Vice  President          Chief  Operating  Officer
&  Secretary